FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 233-9332
	Media:	Kirsten A. Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS THIRD QUARTER EPS UP 38.5 PERCENT TO $0.72;
RAISES FULL-YEAR FISCAL 2006 EPS ESTIMATE RANGE TO $2.70 - $2.75 AND
ANNOUNCES FISCAL 2007 EPS ESTIMATE RANGE OF $3.05 - $3.15

        OSHKOSH, WIS. (August 1, 2006) - Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that, for the quarter ended June 30, 2006, earnings per share increased 38.5 percent to $0.72 on sales of $887.9 million and net income of $53.4 million. This compares with earnings per share of $0.52 on sales of $818.9 million and net income of $38.7 million for the prior year's third quarter. These results exceeded Oshkosh's most recent earnings per share estimate range for the third quarter of fiscal 2006 of $0.53 - $0.57 per share. Based upon the results of the third quarter, Oshkosh increased its earnings per share estimate range for the full year ending September 30, 2006 to $2.70 - $2.75 per share.

        Sales increased 8.4 percent in the third quarter of fiscal 2006 as compared to the prior year's third quarter. Operating income increased 31.2 percent to $82.6 million, or 9.3 percent of sales, compared to $63.0 million, or 7.7 percent of sales, in the prior year's third quarter. All segments contributed to the sales and earnings growth during the third quarter with the commercial segment driving approximately two-thirds of the increase in consolidated operating income. Third quarter operating income rose 252.0 percent in the commercial segment compared to the prior year's third quarter.

-Continued-

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, "Oshkosh's commercial segment was the driving force in delivering exceptional earnings per share growth this quarter. The team's efforts over the last year to raise prices, increase production capacity and drive lean production processes across the segment led the way to a 500 basis point increase in segment margins in the third quarter compared to prior year levels."

        Bohn continued, "Oshkosh's defense segment contributed another solid quarter, and the fire and emergency segment experienced strong results led by a superior performance in our Pierce Manufacturing fire apparatus business and improved airport product sales. Exceptional results year-to-date, along with solid visibility into the next quarter, provided the basis for us to raise our earnings per share estimate range to $2.70 - $2.75 for fiscal 2006.

        "We're very pleased to have announced during the last 90 days that we have entered into agreements to purchase two additional companies, AK Specialty Vehicles and Iowa Mold Tooling. Both companies will continue our diversification within specialty body markets and move Oshkosh Truck into several new product lines, including broadcasting, mobile medical, specialized cranes and service vehicles. We believe each company also provides near-term growth prospects and an opportunity for sharing technologies throughout the corporation. We expect these acquisitions to contribute annual sales of approximately $245 million and $0.10 per share to fiscal 2007 earnings," stated Bohn.

-Continued-

        Bohn concluded, "We have initiated our earnings per share estimate range for fiscal 2007 at $3.05 - $3.15. This estimate range reflects our confidence in our ability to deliver earnings improvement despite softening market demand for vocational trucks in 2007 as a result of the diesel engine emissions standards changes effective January 1, 2007. It also fully considers the contributions of our latest acquisitions, along with prospects for organic growth. As we move into fiscal 2007, we are actively pursuing more acquisitions, new business development opportunities and operational initiatives to improve on these estimates."

        Factors affecting third quarter results for the Company's business segments included:

        Fire and emergency—Fire and emergency segment sales increased 14.7 percent to $255.3 million for the quarter compared to the third quarter of last year. Operating income was up 28.7 percent to $29.8 million, or 11.7 percent of sales, compared to prior year quarter operating income of $23.1 million, or 10.4 percent of sales. The increase in sales for the fire and emergency segment included $13.6 million in sales that were delayed from the previous quarter due to two separate supplier component issues. Operating income margins for the fire and emergency segment improved due to an improved product mix, including increased airport product sales, and benefits from cost reduction initiatives, especially at Pierce.

        Defense—Defense segment sales increased 3.7 percent to $291.4 million for the quarter compared to the prior year's third quarter. An increase in sales of remanufactured trucks for the U.S. Department of Defense and of new trucks for international customers offset lower parts and service and Medium Tactical Vehicle Replacement ("MTVR") truck sales. The MTVR base contract was concluded during the third quarter of fiscal 2005.

-Continued-

        Operating income in the third quarter was up 6.7 percent to $49.0 million, or 16.8 percent of sales, compared to prior year operating income of $46.0 million, or 16.4 percent of sales. The increase in operating income for the third quarter was primarily due to the increase in sales and was partially offset by higher bid and proposal spending. Operating income margins in the third quarter of fiscal 2005 benefited from a $2.1 million ($0.02 per share) adjustment to MTVR base contract margins, which was recorded under the percentage of completion method of accounting.

        Commercial—Commercial segment sales increased 8.8 percent to $350.6 million in the third quarter compared to the prior year quarter. Operating income increased 252.0 percent to $25.4 million, or 7.2 percent of sales, compared to $7.2 million, or 2.2 percent of sales, in the prior year quarter. The increase in sales for the segment was largely due to strong demand at the Company's North American businesses in advance of diesel engine emissions standards changes effective January 1, 2007 and higher unit sales at the Company's European refuse business, offset in part by a lower mix of package sales involving both a truck chassis and truck body. The significant increase in operating income margins in the third quarter of fiscal 2006 resulted from both higher price realization and cost reduction in North America and continued profitable operations at the Company's European refuse business compared to an operating loss of $5.1 million in Europe in the third quarter of fiscal 2005. The prior year's third quarter results included a $4.3 million ($0.04 per share) charge for workforce reductions at the Company's European refuse business. The improvement in Europe resulted from increased sales volume, cost reduction activities and restructuring activities that began in fiscal 2005.

-Continued-

        Corporate and other—Operating expenses and inter-segment profit elimination increased $8.2 million to $21.5 million. The increase in the third quarter was largely due to a $5.9 million increase in acquisition investigation and related costs, an additional $1.1 million related to the expensing of stock options due to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share Based Payment," and $0.8 million related to the Company's new office in China. Interest income net of interest expense for the quarter was $0.3 million as compared to $1.4 million of net expense for the prior year quarter. Lower interest costs were largely due to the repayment of acquisition-related debt and higher interest income resulting from the investment of higher average cash balances during the quarter.

        Cash and cash equivalents, net of debt, increased during the quarter to $193.1 million at June 30, 2006 from $74.6 million at March 31, 2006.

Nine-Month Results

        The Company reported that earnings per share increased 31.3 percent to $2.10 per share for the first nine months of fiscal 2006 on sales of $2.52 billion and net income of $156.3 million compared to $1.60 per share for the first nine months of fiscal 2005 on sales of $2.14 billion and net income of $117.5 million. Results for the first nine months of fiscal 2005 included MTVR base contract life-to-date margin adjustments totaling $24.7 million.

        Operating income increased 29.0 percent to $249.3 million, or 9.9 percent of sales, in the first nine months of fiscal 2006 compared to $193.2 million, or 9.0 percent of sales, in the first nine months of fiscal 2005.

-Continued-

Dividend Announcement

        Oshkosh Truck Corporation's Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable August 23, 2006 to shareholders of record as of August 15, 2006.

        The Company will comment on third quarter earnings and expectations for the remainder of fiscal 2006 and for fiscal 2007 during a live conference call at 9:00 a.m. Eastern Daylight Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:30 a.m. Eastern Daylight Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the Company’s ability to continue the turnaround of its Geesink Norba Group business, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the availability of defense truck carcasses for remanufacturing, the challenges of identifying acquisition candidates and integrating acquired businesses, risks associated with the implementation of an enterprise resource planning system at McNeilus®; the success of the Revolution® composite concrete mixer drum, the availability of commercial chassis and certain chassis components including engines, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2006 and fiscal 2007 are based in part on certain assumptions made by the Company, including without limitation those relating to the Company’s ability to continue the turnaround of the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the Company’s ability to sustain flat operating income in the commercial segment and to raise operating income in its fire and emergency segment in fiscal 2007 despite anticipated lower industry demand resulting from changes to diesel engine emissions standards effective January 1, 2007; the Company’s estimates for the level of concrete placement activity, housing starts and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at McNeilus and the Geesink Norba Group; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the MTVR follow-on contract and international defense truck contracts; the expected level of U.S. Department of Defense procurement of replacement parts and services and funding thereof; the Company’s estimates for capital expenditures of municipalities for fire and emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the availability of chassis components including engines and commercial chassis generally; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; the Company’s ability to integrate acquired businesses and achieve expected synergies; the Company’s ability to close the Iowa Mold Tooling acquisition; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; anticipated levels of capital expenditures; the Company’s estimates for costs relating to litigation, acquisition investigation, product warranty, insurance, stock options and restricted stock awards, personnel and raw materials; the Company’s ability to negotiate expiring union contracts on a satisfactory basis; the Company’s estimates for debt levels, interest rates, working capital needs and effective tax rates; and that the Company does not complete any further acquisitions other than AK Specialty Vehicles and Iowa Mold Tooling. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Net sales	$887,919	$818,912	$2,523,035	$2,136,184
Cost of sales	732,629	695,068	2,069,457	1,776,856

Gross income	155,290	123,844	453,578	359,328
Operating expenses:
Selling, general and administrative	70,841	58,827	198,617	160,332
Amortization of purchased intangibles	1,832	2,046	5,617	5,768

Total operating expenses	72,673	60,873	204,234	166,100

Operating income	82,617	62,971	249,344	193,228

Other income (expense):
Interest expense	(1,293)	(1,880)	(4,212)	(6,370)
Interest income	1,625	481	4,457	1,499
Miscellaneous, net	(301)	(224)	(709)	(837)

	31	(1,623)	(464)	(5,708)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	82,648	61,348	248,880	187,520
Provision for income taxes	30,058	23,493	94,061	72,195

Income before equity in earnings of
unconsolidated affiliates and
minority interest	52,590	37,855	154,819	115,325
Equity in earnings of unconsolidated
affiliates, net of income taxes	880	977	1,878	2,317
Minority interest, net of income taxes	(56)	(143)	(378)	(189)

Net income	$53,414	$38,689	$156,319	$117,453

Earnings per share:
Basic	$0.73	$0.53	$2.14	$1.63
Diluted	$0.72	$0.52	$2.10	$1.60
Basic weighted average shares outstanding	73,181	72,019	73,134	70,747
Effect of dilutive securities:
Class A Common Stock	--	566	--	1,263
Stock options and incentive
compensation awards	1,310	1,298	1,229	1,460

Diluted weighted average shares outstanding	74,491	73,883	74,363	73,470

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	September 30, 2005
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$221,703	$127,507
Receivables, net	287,718	280,247
Inventories, net	543,569	489,997
Deferred income taxes	41,291	36,618
Other current assets	20,433	20,015

Total current assets	1,114,714	954,384
Investments in unconsolidated affiliates	18,569	20,280
Property, plant and equipment	390,588	355,341
Less accumulated depreciation	(177,217)	(162,315)

Property, plant and equipment, net	213,371	193,026
Goodwill, net	405,523	399,875
Purchased intangible assets, net	123,439	128,525
Other long-term assets	26,499	22,213

Total assets	$1,902,115	$1,718,303

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$223,703	$226,768
Revolving credit facility and current maturities
of long-term debt	26,501	21,521
Customer advances	300,671	303,090
Floor plan notes payable	30,773	21,332
Payroll-related obligations	52,475	47,460
Income taxes payable	18,438	11,571
Accrued warranty	48,380	39,546
Deferred revenue	23,102	25,457
Other current liabilities	76,419	78,794

Total current liabilities	800,462	775,539
Long-term debt	2,083	2,589
Deferred income taxes	51,030	55,443
Other long-term liabilities	63,592	62,917
Commitments and contingencies
Minority interest	3,671	3,145
Shareholders' equity	981,277	818,670

Total liabilities and shareholders' equity	$1,902,115	$1,718,303

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended June 30,
	2006	2005
	(In thousands)
Operating activities:
Net income	$156,319	$117,453
Non-cash and other adjustments	24,005	26,446
Changes in operating assets and liabilities	(34,674)	(42,206)

Net cash provided by operating activities	145,650	101,693
Investing activities:
Acquisition of businesses, net of cash acquired	--	(31,302)
Additions to property, plant and equipment	(40,482)	(21,716)
Proceeds from sale of assets	365	194
(Increase) decrease in other long-term assets	(996)	4,986

Net cash used by investing activities	(41,113)	(47,838)
Financing activities:
Net borrowings (repayments) under revolving credit facilities	3,750	(52,263)
Repayment of long-term debt	(471)	(603)
Proceeds from exercise of stock options	2,565	24,149
Excess tax benefits from stock-based compensation	2,700	--
Dividends paid	(19,682)	(11,073)

Net cash used by financing activities	(11,138)	(39,790)
Effect of exchange rate changes on cash	797	(1,084)

Increase in cash and cash equivalents	94,196	12,981
Cash and cash equivalents at beginning of period	127,507	30,081

Cash and cash equivalents at end of period	$221,703	$43,062

Supplementary disclosure:
Depreciation and amortization	$26,664	$23,490

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$255,314	$222,670	$693,050	$630,051
Defense	291,366	280,985	988,664	706,095
Commercial	350,561	322,346	871,231	819,186
Intersegment eliminations	(9,322)	(7,089)	(29,910)	(19,148)

Consolidated	$887,919	$818,912	$2,523,035	$2,136,184

Operating income (expense):
Fire and emergency	$29,760	$23,132	$68,562	$60,580
Defense(1)	49,013	45,955	187,430	147,037
Commercial	25,388	7,212	49,024	19,295
Corporate and other	(21,544)	(13,328)	(55,672)	(33,684)

Consolidated	$82,617	$62,971	$249,344	$193,228

Period-end backlog:
Fire and emergency			$554,750	$520,982
Defense			1,054,696	1,163,137
Commercial			418,032	246,010

Consolidated			$2,027,478	$1,930,129

(1)  Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company's MTVR base contract.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except percentages)
Increase in operating income	$--	$2,100	$--	$24,700
Increase in margin percentage	--	0.2%	--	2.5%
Margin percentage at period-end			--	10.1%

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